Exhibit 99.1
For Immediate Release
Consolidated Water Prices Public Offering of Ordinary Shares
GEORGE TOWN, Grand Cayman, Cayman Islands, December 8, 2006 – Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO) today announced that it has priced the sale of 1,500,000 ordinary shares at $24.90 per share in an underwritten public offering. The offering is expected to close on December 13, 2006. Net proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $34.9 million. In connection with the offering, the Company has granted the underwriters a 30-day over-allotment option to purchase up to an additional 225,000 shares.
The Company intends to use the net proceeds to repay existing indebtedness, for capital expenditures and general corporate purposes, and for future acquisitions and strategic investments.
Janney Montgomery Scott LLC served as sole book-runner and lead manager for the offering. Boenning & Scattergood, Inc. and Brean Murray, Carret & Co., LLC served as co-managers.
The offering is made pursuant to a registration statement relating to the shares that was filed with, and declared effective by, the Securities and Exchange Commission. The shares may be sold, and offers to buy may be accepted, only by means of a prospectus. Copies of the final prospectus for this offering may be obtained from Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About Consolidated Water
Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or non-existent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, Barbados and The Bahamas. The Company’s affiliate, Ocean Conversion (BVI) Ltd., also produces and distributes water in the British Virgin Islands. The Company has also been notified that the bid of its affiliate, Consolidated Water (Bermuda) Limited, to build and operate a seawater desalination plant in Bermuda has been accepted. The Company’s ordinary shares are listed on the Nasdaq Global Select Market under the symbol “CWCO.” For additional information, please visit the Company’s website at www.cwco.com.

Cautionary Language Concerning Forward-Looking Statements
This press release contains forward-looking statements relating to the offering including, among other matters, the Company’s ability to complete the offering and its use of net proceeds. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from these statements as a result of many factors, including uncertainties relating to market conditions for equity securities and the securities of water supply companies in general and for the Company’s ordinary shares in particular, as well as those factors set forth under “Risk Factors” of the Company’s Registration Statement on Form F-3 (File No. 333-137970) relating to the offering, which is on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or info@cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Advisor, at (800) 377-9893 or
info@rjfalkner.com
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